Exhibit 10.26

Gallery at NoHo Commons

AGREEMENT OF SALE

THIS AGREEMENT, entered into as of the 12th day of August, 2009 (the “Effective Date”), by and between BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Purchaser”) and SF NO HO LLC, a California limited liability company (“Seller”).

WITNESSETH:

1.             PURCHASE AND SALE.  Purchaser agrees to purchase and Seller agrees to sell at the price (the “Purchase Price”) of Ninety-Six Million and No/100 Dollars ($96,000,000.00), all of the following property (collectively, the “Property”):

(a)           That certain parcel of real property located in North Hollywood, California, more particularly described on Exhibit A attached hereto (the “Land”);

(b)           The personal property (the “Personal Property”) located on the Improvements (hereinafter defined) which is used for operation and maintenance of the apartment project and is owned by Seller, including those items set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale;

(c)           All rights and appurtenances pertaining to the Land, including, without limitation, any and all rights of Seller in and to all air and development rights, all mineral rights, roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in the profits or rights or other appurtenances connected with the beneficial use or enjoyment of the Land;

(d)           Those certain apartment buildings containing approximately 438 apartment units, and the other improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the “Improvements”);

(e)           All of Seller’s right, title and interest in all leases, licenses and concession agreements (collectively, the “Leases”) covering space situated at or within the Land and Improvements under any existing Lease occupied by tenants (collectively, the “Tenants”) and all refundable security deposits deposited by Tenants with respect to the Leases;

(f)            All of Seller’s rights, title and interest in and to contractual rights and intangibles with respect to the operation, maintenance, and repair of the Land and the Improvements, including assignable service and maintenance agreements but excluding any Master Agreements as hereafter defined (collectively, “Service Contracts”),  utility agreements, warranties and guaranties relating to the Property, assignable governmental permits, licenses, certificates and approvals in connection with the ownership of the Property (collectively, the “Licenses”), any payments due to the owner of the Property under or pursuant to the OPA (defined below) attributable to such owner for the period of such ownership from and after the Closing (“Future Plan Payments”), and all development rights relating or appurtenant to the Land or the Improvements, but specifically excluding any warranties and/or guaranties from and/or claims against the general contractor affiliate of Seller. As used herein, the term “Master Agreements” means agreements pertaining to operations, services, maintenance, or repair of multiple properties of such Seller or affiliates of such Seller;

(g)           Seller’s right, title and interest, if any, to the use of the trade name “Gallery at NoHo Commons” (the “Trade Name”) in connection with the Property;

(h)           The right, if assignable, to the use of all telephone numbers used by Seller at the Property; and

(i)            Subject to the provisions of Paragraph 6 of this Agreement, all rights to any award made or to be made or settlement in lieu thereof for damage to the Land or Improvements by reason of condemnation, eminent domain, exercise of police power or change of grade of any street.

2.             PURCHASE PRICE.  The Purchase Price shall be paid as follows:

(a)           Within two (2) business days after Purchaser’s receipt of a fully executed electronic or hard copy of this Agreement, the sum of $2,000,000.00 (the “Earnest Money Deposit”) delivered to Partners Title Company (the “Escrow Agent”) by federally wired immediately available funds to be held by the Escrow Agent, by and in accordance with the provisions of this Agreement.  Upon deposit, this Earnest Money Deposit of $2,000,000.00 is nonrefundable unless Seller is in default hereunder or if this Agreement is terminated pursuant to any applicable provision of this Agreement which provides for a refund of the Earnest Money Deposit;

(b)           On the Closing Date (as hereinafter defined), the balance of the Purchase Price adjusted in accordance with the prorations by federally wired immediately available funds delivered to the Escrow Agent’s account.

(c)           Seller and Purchaser acknowledge and agree that Purchaser’s agreement to perform its obligations under this Agreement, including the obligation to deposit the Earnest Money, is adequate and sufficient consideration to support this Agreement, notwithstanding Purchaser’s termination rights hereunder.  In addition to the foregoing consideration, at the same time Purchaser makes the Earnest Money Deposit with the Escrow Agent, Purchaser shall deliver to Seller cash in the amount of $100.00 (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive right or option to purchase the Property, the right to inspect the Property as provided herein, and

Purchaser’s other rights and remedies herein.  The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

(d)           The Earnest Money Deposit is non-refundable when made, (as provided in Paragraph 2(a)), except if Seller is in default hereunder or if this Agreement is terminated pursuant to any applicable provisions contained in this Agreement which provide for a refund of the Earnest Money Deposit.  All Earnest Money shall be credited to the balance of the Purchase Price at Closing.  All interest on the Earnest Money remains the sole and exclusive property of Purchaser, does not become part of the Earnest Money, and is payable to Purchaser upon the termination (for whatever reason) or Closing.

(e)           If (i) Seller or an affiliate of Seller becomes a debtor in bankruptcy, whether voluntarily or involuntarily, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) a trustee or receiver of any property interest is appointed; or (iii) Seller makes an assignment for the benefit of creditors and the Property constitutes property of the bankruptcy estate, then for purposes of this Agreement, the rejection of this Agreement by court order or operation of law, shall constitute a “termination” hereunder and Purchaser shall be entitled to the return of the Earnest Money Deposit.  Seller acknowledges that its rights and interest in and to the Earnest Money Deposit, are limited to a right of payment only pursuant to the terms of this Agreement and the escrow provisions and that the Earnest Money Deposit, shall not be property of the bankruptcy estate.

3.             TITLE COMMITMENT AND SURVEY

(a)   Attached hereto as Exhibit E is an updated Commitment for Title Insurance Order No. 71075069-X59 dated July 16, 2009 (“Title Commitment”) for an owner’s

CLTA standard coverage title insurance policy (“Title Policy”) issued by Chicago Title Insurance Company, with cooperation from Partners Title Company (“Title Insurer”).  The owner’s Title Policy issued at Closing will be an ALTA 2006 owner’s policy in the amount of the Purchase Price, dated effective as of the Closing Date, subject only to: (i) real estate taxes and assessments not yet due and payable; (ii) existing leases; and (iii) those title exceptions set forth in Schedule B of the Title Commitment that are: (A) not objected to by Purchaser within the time or manner set forth in this Agreement, or (B) after such objection, are not timely cured (or timely agreed to be cured) by Seller and ultimately waived by Purchaser in accordance with this Agreement.  All of the above are herein referred to as the “Permitted Exceptions”.  Purchaser has delivered a notice to Seller in the form of a letter dated March 19, 2009, from Purchaser’s counsel (“Purchaser’s Notice”, a copy of which is attached hereto as Exhibit E-1) pertaining to an earlier version of the Title Commitment dated February 13, 2009 (“Initial Title Commitment”) which lists those title matters in the Initial Title Commitment that are not approved by Purchaser (“Unpermitted Exceptions”).  Seller has responded to the Purchaser’s Notice by a letter dated July 22, 2009 (“Seller’s Reply”, a copy of which is attached hereto as Exhibit E-2) and included therewith the revised Title Commitment attached hereto as Exhibit E issued by the Title Company.  Purchaser issued a response letter dated July 29, 2009 (“Purchaser’s Revised Notice”, a copy of which is attached hereto as Exhibit E-3) setting forth Purchaser’s remaining Unpermitted Exceptions (“Purchaser’s Updated Title Objections”) based upon Seller’s Reply and the Title Commitment. Seller responded to Purchaser’s Revised Notice on August 3, 2009 (“Seller’s Response”, a copy of which is attached hereto as Exhibit E-4).  Subject to Purchaser’s rights under Paragraph 20, Purchaser has approved all of the title exceptions set forth in Schedule B of the Title Commitment as described in subparagraph (iii) above as modified by Purchaser’s Notice, Purchaser’s Revised Notice, Seller’s Reply and

Seller’s Response and agrees, subject to Purchaser’s rights under Paragraph 20 hereof, to take title to the Property subject to those Unpermitted Exceptions as modified by Seller’s Reply and Seller’s Response.  Seller shall be obligated to comply with the terms of Seller’s Reply and Seller’s Response with respect to the Title Commitment; provided, however, Seller has disclosed to Purchaser that Seller has not caused the filtration units and filter inserts at the Property to be inspected and maintained in accordance with the Master Covenant and Agreement Regarding On-Site BMP Maintenance recorded as against the Property on December 14, 2004 as Document 04 3220985 (“BMP Maintenance Covenant”). Notwithstanding the foregoing, no exceptions or liens related to financing on the Property or other liens of a definite and ascertainable amount will be considered Permitted Exceptions, and Seller shall Cure such items accordingly by fully paying for such items on or prior to the Closing Date or bonding around such items (but not by insuring over) in a manner acceptable to Purchaser in Purchaser’s sole and absolute discretion on or prior to the Closing Date.  If any update to the Title Commitment discloses matters which are not reflected on the Title Commitment and Purchaser objects to the same (an “Additional Title Exception”), Purchaser shall give notice (“Purchaser’s Additional Notice”) to Seller of such Additional Title Exception within three (3) business days after the receipt of such update.   Seller shall have three (3) business days after receipt of Purchaser’s Additional Notice (the “Additional Title Cure Period”) to either (i) have the Additional Title Exceptions removed from the Title Commitment, or (ii) obtain a commitment from the Title Insurer to “insure over” the Additional Title Exceptions to Purchaser’s satisfaction, or (iii) commit to “bond over” the Additional Title Exceptions to Purchaser’s satisfaction (collectively, “Additional Title Cure”).  If, during the Additional Title Cure Period, Seller does not perform the Additional Title Cure or commit to perform the Additional Title Cure all of the Additional Title Exceptions, then Purchaser can, within three (3) business days after the expiration of the Additional Title Cure Period, elect to either take title to the Property subject to such uncured Additional Title Exceptions or terminate this Agreement and receive a full refund of the Earnest Money.  Purchaser’s failure to deliver Purchaser’s Additional Notice shall be conclusive evidence that Purchaser has approved all of the Additional Title Exceptions set forth in Schedule B of the updated Title Commitment as described above, and its failure to terminate this Agreement within three (3) business days after expiration of the Additional Title Cure Period shall be deemed an election by Purchaser to take title to the Property subject to the Additional Title Exceptions as modified by Seller’s Additional Title Cure, if at all.   The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the Permitted Exceptions.  On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a “marked up” commitment in conformity with the updated Title Commitment attached as Exhibit E hereto, as modified in accordance with this Paragraph 3(a) and subject only to the Permitted Exceptions, providing an irrevocable commitment by the Title Insurer to issue the Title Policy in accordance with this Agreement.  Seller shall pay the costs of the Title Policy.  Purchaser shall pay the additional costs of an “extended coverage” Title Policy and any special endorsements which Purchaser requires.

(b)           Purchaser acknowledges receipt of a survey of the Property, updated January 8, 2009, prepared by Hovell & Pilarski Engineering (the “Survey”).  Purchaser approves the Survey; provided, however, upon execution of this Agreement by Seller and Purchaser, Purchaser may request the surveyor to update the Survey, have it recertified to Purchaser and the Title Company and show additional items on the Survey as noted in Purchaser’s Notice with respect to the Survey, all of the foregoing at Purchaser’s sole cost and expense. If the revised Survey discloses matters which are not reflected on the Survey and demonstrate that the Property is not in compliance with applicable building and zoning codes (a “Survey Defect”), Purchaser shall give notice (“Survey Defect Notice”) to Seller of such Survey Defect.  Seller shall have five (5) business days after receipt of such Survey Defect Notice (“Survey Cure Period”) to either cure or commit to cure (“Survey Cure”) the Survey Defects or advise Purchaser that Seller will not cure the Survey Defects.  If Seller fails to deliver written notice to Purchaser of its election to either cure or not cure the Survey Defects prior to the expiration of the Survey Cure Period, Seller will be deemed to have elected not to cure the Survey Defects.  If Seller elects, or is deemed to have elected, not to cure one or more of the Survey Defects, then Purchaser shall have the right to terminate this Agreement within three (3) business days after expiration of the Survey Cure Period and receive a full refund of the Earnest Money Deposit.  Purchaser’s failure to terminate this Agreement within three (3) business days after expiration of the Survey Cure Period shall be deemed an election by Purchaser to accept the Survey, as modified by Seller’s Survey Cure, if at all.

(c)           Purchaser shall pay for any additional work which Purchaser requires, except for those matters that Seller timely cures or commits to cure as provided herein.

(d)           If Purchaser terminates this Agreement pursuant to subparagraph (a) or (b) under this Paragraph 3, then the Earnest Money Deposit shall be returned to the Purchaser and this Agreement shall be terminated, and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.

(e)           Notwithstanding the foregoing, in no event will either of the following be deemed a Permitted Exception: (i) any title matter (whether an Unpermitted Title Exception or an Additional Title Exception) to which Purchaser objects in accordance with the terms of this Agreement that Seller Cures or commits to Cure, or as otherwise set forth in Paragraph 20 hereof (unless expressly waived thereafter by Purchaser hereunder); or (ii) any Survey Defect that Seller cures or commits to cure in accordance herewith; provided, however, Purchaser shall accept all Unpermitted Exceptions and all Survey Defects that have been Cured.

4.     CONDITION OF TITLE/CONVEYANCE.  Seller agrees to convey fee simple title to the Property by Grant Deed (“Deed”) in recordable form subject only to the Permitted Exceptions.  If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception not shown on the Title Commitment (“New Exception”), then Purchaser can elect to take title to the Property subject to the New Exception or terminate this Agreement and receive a full refund of the Earnest Money Deposit.  If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money Deposit shall be delivered to the Purchaser and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.  Notwithstanding the aforesaid, all liens of a definite ascertainable amount which are New or Unpermitted Exceptions shall be fully paid for by Seller at or before Closing or bonded around by Seller (but not insured over) at or before Closing in a manner acceptable to the Title Insurer to remove the same from the Title Commitment.  Purchaser’s election to terminate under this Paragraph 4 is not intended to limit any remedy to which Purchaser may be entitled to under this Agreement, including (without limitation) any remedy for a Seller default.

5.     PAYMENT OF CLOSING COSTS. Seller shall pay: (a) the costs of the transfer taxes or documentary stamps to be paid with reference to the recording of the Deed, if any; and (b) any costs associated with Seller’s financing on the Property, including prepayment fees and per diem interest.  Purchaser shall pay the closing costs with reference to any loan which Purchaser obtains.  Purchaser and Seller shall equally share the Escrow Agent’s escrow fees.  Each party shall pay its attorney’s fees and other legal costs in connection with this Agreement (subject to the express limitations herein).  All other costs not expressly addressed in this Paragraph 5 or elsewhere in this Agreement will be the responsibility of the party typically responsible for such costs in a transaction in the county where the Property is located.

6.             DAMAGE, CASUALTY AND CONDEMNATION.

(a)   The risk of loss or damage to the Property by fire or other casualty prior to Closing is borne by Seller; provided that the disposition of the Property following a fire or casualty shall be governed by this Paragraph 6.  Seller shall give Purchaser prompt notice of any destruction of any part of the Property or the commencement of any condemnation proceedings against the Property between the date of this Agreement and the Closing Date.  If the Property suffers damage as a result of any insured casualty prior to the Closing Date and can be repaired or restored for $250,000 or less, then Seller shall commence the repair or restoration in a expeditious manner, pursuant to construction, repair and restoration contracts approved in advance  by Purchaser, in Purchaser’s commercially reasonable judgment (“Repair Contracts”) (except no such advance approval shall be required in the case of an emergency, as determined by Seller in its commercially reasonable judgment, that requires prompt repair or restoration by Seller, provided Seller provides copies of such Repair Contracts to Purchaser promptly after obtaining the same) and the Closing will occur with no reduction in the Purchase Price, provided that, with respect to such damage that has not been repaired or restored, at Closing: (i) Seller shall assign to Purchaser all proceeds of property insurance payable to Seller, less any amounts paid by Seller to repair, restore, or clean up the Property; (ii) Purchaser will receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s property insurance policy; (iii) Purchaser shall accept the Property and remaining Improvements in their damaged state; (iv) Seller has no further obligation to repair or restore any damaged or destroyed portions of the Property; and (v) Seller will assign to Purchaser all of Seller’s rights, title and interest under the Repair Contracts, pursuant to an assignment document in substantially the same form as the assignment of Service Contracts contemplated by this Agreement.  If the cost of repair or restoration exceeds $250,000, then Purchaser can elect to either: (a) terminate this Agreement within seven (7) business days after receipt of written notice of the cost to repair or restore such casualty and receive a full refund of the Earnest Money Deposit; or (b) proceed to Closing with no reduction in the Purchase Price and at Closing: (i) Seller shall assign to Purchaser all proceeds of property insurance payable to Seller, less any amounts paid by Seller to repair, restore, or clean up the Property; (ii) Purchaser will receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s property insurance policy; (iii) Purchaser shall accept the Property and remaining Improvements in their damaged state; and (iv) Seller has no further obligation to repair or restore any damaged or destroyed portions of the Property.

(b)   If condemnation proceedings (“Proceedings”) are instituted against the Property and Purchaser, in its commercially reasonable judgment, determines that such  proceedings would have a material adverse impact on the Property, then Purchaser can elect to either take the Property subject to the Proceedings along with an assignment of Seller’s interest in the Proceedings or terminate this Agreement and receive a full refund of the Earnest Money Deposit.  If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within fifteen (15) business days after Seller notifies Purchaser of the Proceedings and Purchaser shall receive a full refund of the Earnest Money Deposit.  If Proceedings are instituted against the Property and Purchaser does not have the option to terminate this Agreement as provided above, then at Closing, Purchaser will take an assignment of Seller’s interest in the Proceedings.

(c)   If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money Deposit shall be delivered to the Purchaser and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.

7.             AS-IS CONDITION.

(a)   Except as may be specifically set forth in this Agreement or in any document executed by Seller in connection with the Closing (the “Closing Documents”), Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the Leases, and except as may be specifically set forth in this Agreement or in any of the Closing Documents, Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property “AS IS” and “WITH ALL FAULTS” based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and, subject to the provisions of Paragraph 6, loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date.  Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth in Paragraph 18 or elsewhere in this Agreement or in any of the Closing Documents, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, any implied warranty as to the quality of the construction of the Property or its fitness for use as an apartment project, the condition of the Land or any of the Improvements, whether or not the Property is subject to airport corridor noise, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), whether or not the Property is affected by the Natural Hazard Laws (as such term is defined below), the Tenants of the Property or the Leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, assessments under authority of the Mello Roos Community Facilities Act of 1982 or similar legislation, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property.  Except as may be specifically set forth in this Agreement or in any of the Closing Documents, Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act, the Fair Housing Act of 1968 as amended, the California Health and Safety Code Section 25249-6, California Proposition 65, the California Fair Employment and Housing Act as amended or any fire codes, building codes or health codes. Except as may be specifically set forth in this Agreement or in any of the Closing Documents, Purchaser hereby releases Seller, which release shall also inure to the benefit of any member, manager, or partner of Seller, FF Development L.P., FF Properties L.P. and their affiliates (collectively referred to herein as the “Related Parties”) from any and all liability in connection with any claims (including but not limited to all health and medical claims) which Purchaser may have against Seller or any of the Related Parties, and Purchaser hereby agrees not to assert any claims (except as specifically set forth in this Agreement or in any of the Closing Documents), for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller or any of the Related Parties, whether in tort, contract, or otherwise, relating directly or indirectly to the condition of the Property, including without limitation (i) claims relating to the existence of asbestos; (ii) claims attributable to indoor air quality issues, releases from building material and furnishings, releases from cleaning, repairing, or decorating activities, and the operation of heating and cooling systems and humidifiers; or (iii) claims relating to Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the

Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property including methane gas or any of its derivatives; or (iv) claims relating to mold, fungus, bacteria and/or other biological growth or biological growth factors, or any other type of indoor contaminants that may exist on the Property; or (v) claims relating to latent or patent construction defects or any implied warranty as to fitness for use as an apartment project; or (vi) claims related to Natural Hazard Laws; or (vii) claims relating to the failure of Seller to disclose any information relating to the Property, except as may otherwise be expressly set forth in Paragraph 18 or elsewhere in this Agreement.  Notwithstanding anything to the contrary contained herein, Purchaser’s waivers and releases contained in this Agreement shall not apply to, and nothing contained in this Paragraph 7(a) shall constitute a waiver or release by Purchaser with respect to, (A) any claims arising out of Seller’s fraud, (B) any claims arising out of any breach of Seller’s representations, warranties, covenants or obligations specifically set forth in Paragraph 18 or elsewhere in this Agreement or in any of the Closing Documents, (C) any claims made or asserted against Purchaser by any third party (including, without limitation, any applicable governing local, state or federal authority or agency) to the extent that such claims arise out of or in connection with any Hazardous Materials or Hazardous Substances actually brought, placed or released in, on, under or about the Land or the Improvements by Seller or its Related Parties or their respective agents, employees or contractors, or (D) any claims made or asserted against Purchaser by any third party for personal injury or property damage sustained prior to the Closing Date that arise out of or result from occurrences on all or any portion of the Land or the Improvements prior to the Closing Date, but only to the extent such claims do not arise or result from the negligence or willful misconduct of Purchaser or its agents, employees or contractors.  As used in this paragraph the term “affiliates” means, with respect to Seller or any manager, member or partner of Seller, any other entity or person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with Seller or any manager, member or partner of Seller.  As used in the previous sentence, “control” means the possession, directly or indirectly, of the power to cause the direction of the management of Seller or any manager, member or partner of Seller, whether through voting securities, by contract, family relationship or otherwise.  This release shall forever survive the Closing and the delivery and recording of the Deed.  As used herein, the term “Natural Hazard Laws” means Government Code Sections 8589.4; 8589.3; Government Code Section 51183.5 (Fire Hazard Severity Zone); Public Resource Code Section 2621.9 (Earthquake Fault Zone); Public Resource Code Section 2694 (Seismic Hazard Zone); and Public Resource Code Section 4136 (Wildland Area). As used herein, the term “Hazardous Materials” or “Hazardous Substances” means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; [the California Water Resources Control Board; any Regional Water Quality Control Board; the California Air Resources Board; Cal/OSHA Standards Board Division of Occupational Safety and Health; the California Department of Food and Agriculture;

the California Department of Health Services; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinances now or hereafter in effect relating to environmental matters (collectively the “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzene derivative (BTEX), (M) petroleum byproducts and (N) methane gas or any of its derivatives.  With respect to Purchaser’s release set forth in this Paragraph 7(a), Purchaser also hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this subsection are a material part of this Agreement.

Purchaser’s Initials	/s/ MA

(b)           Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property.  Except as may be otherwise specifically set forth elsewhere in this Agreement or in any of the Closing Documents, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain.  Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Related Parties from any liability with respect to such historical information.

Purchaser’s Initials	/s/ MA

8.             CLOSING.

(a)           The closing (“Closing”) of this transaction shall be on the date that is ten (10) business days after the date on which Seller has provided Purchaser with a copy of both the OPA Assignment executed by the Community Redevelopment Agency of the City of Los Angeles (“CRA”), and the MTA Assignment executed by the Los Angeles County Metropolitan  Transportation Authority (“MTA”), as set forth more fully in Paragraph 20(b) of this Agreement, whichever is the last to occur (“Closing Date”), at which time Seller shall deliver possession of the Property to Purchaser; provided, however, the Closing Date shall not be earlier than August 13, 2009 or later than October 30, 2009.  There will be a “pre-closing” on the first business day immediately preceding the Closing Date (“Pre-Closing Date”) through the office of the Title Insurer. Receipt of the executed OPA Assignment and the MTA

Assignment are conditions precedent to the Closing, as set forth more fully in Paragraph 20(b) of this Agreement.

9.             CLOSING DOCUMENTS.

(a)           On or before the Closing Date, Purchaser shall deliver to Escrow Agent the balance of the Purchase Price plus or minus prorations, in accordance with the closing statement prepared by Escrow Agent.

(b)           On the Closing Date, Seller shall deliver to Purchaser possession of the Property; all keys used in connection with the Property; original Leases in Seller’s possession or control (and copies of each Lease for which an original is not delivered), copies of the Tenants Lease files (which will be available at the Property); originals of the Service Contracts to the extent retained by Purchaser (and copies of each Service Contract for which an original was not retained by Purchaser), licenses, occupancy agreements, lease commission agreements, permits, and other agreements executed by Seller affecting the Property; and originals of all Licenses in Seller’s possession or control (and copies of each License for which an original is not delivered).

(c)           On or before the Pre-Closing Date, Seller and Purchaser (where applicable) shall deliver to Escrow Agent or the other party, as applicable, executed originals of the following:

(i)            the Deed (in the form of Exhibit F attached hereto) executed by Seller subject only to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser, if any;

(ii)           the Bill of Sale (in the form of Exhibit G attached hereto) which shall be executed by Seller and Purchaser;

(iii)          a closing statement prepared by the Escrow Agent (the closing statement can be sent by facsimile and no original is required);

(iv)          an assignment and assumption of all Service Contracts (in the form of Exhibit H attached hereto) which shall be executed by Seller and Purchaser;

(v)           an assignment and assumption of all Leases and security deposits (in the form of Exhibit I attached hereto) which shall be executed by Seller and Purchaser;

(vi)          an updated rent roll, dated no earlier than three (3) business days prior to Closing, certified by Seller as true and correct;

(vii)         a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord’s obligations under the Leases and the obligation to refund the security deposits (in the form of Exhibit J attached hereto), which shall be executed by Seller and Purchaser;

(viii)        a non-foreign affidavit (in the form of Exhibit K attached hereto), executed by Seller;

(ix)           California Form 593-C;

(x)            an assignment of intangible property (in the form of Exhibit L attached hereto), which shall be executed by Seller and Purchaser;

(xi)           an assignment of those warranties and guaranties from the subcontractors relating to the construction of the Improvements (in the form of Exhibit M attached hereto);

(xii)          an assignment of all additional assignable warranties or guaranties in connection with the Property and all assignable governmental permits, licenses, certificates and approvals covering the buildings and the Personal Property situated on the Property, but excluding any warranties and/or guaranties from the general contractor affiliate of Seller (in the form of Exhibit M-1 attached hereto), which shall be executed by Seller and Purchaser;

(xiii)         the Prohibition Against Condominium Conversion Agreement in the form of Exhibit S, which shall be executed by Seller and Purchaser;

(xiv)        the OPA Assignment as further described in Paragraph 20(b) hereof which shall be executed by Seller, Purchaser and the CRA;

(xv)         an assignment and assumption of the Greenway License Agreement, executed by Seller, Purchaser and the MTA, and any consent required by the MTA, as set forth more fully in Paragraph 20(b) hereof (in the form of Exhibit Y attached hereto);

(xvi)        a reaffirmation of the representations and warranties, executed by Seller;

(xvii)       evidence of the termination of the property management agreement;

(xviii)      evidence satisfactory to Purchaser, in its commercially reasonable judgment, that any leases to employees who will not be retained by Purchaser or Purchaser’s management company have been amended to contain current “market” terms that are consistent in all material respects with the terms of new resident Leases;

(xix)         originals of the following if they are in Seller’s possession or control (or copies to the extent originals are not in Seller’s possession or control): Licenses, leasing commission agreements, permits, plans, warranties, and Service Contracts;

(xx)          such other documents executed by Seller and/or Purchaser as may be reasonably required by the Title Insurer, including a Gap Indemnity from Seller, in order to consummate the transaction as set forth in this Agreement.

(d)           At the Closing on the Closing Date, the Escrow Agent shall deliver the Purchase Price to the Seller in accordance with the closing statement and closing instructions of the Purchaser; provided, however that in no event shall any closing instructions or funding by any lender include any condition which requires that any documents be recorded as a pre-condition to funding.  The Closing will be deemed to have occurred with respect to Purchaser or Seller (as applicable) if such party has: (i) complied with all of its obligations in connection with the Closing; and (ii) provided Escrow Agent with authorization to record the necessary documents and fund the transaction at or before 5:00 p.m. Central Time on the Closing Date.

(e)           If as of the Closing Date (i) Seller shall have complied with all of its obligations in connection with the Closing and shall have authorized funding of the transaction, and (ii) the Title Insurance Company is irrevocably committed to issue the Owner’s Title Policy subject only to the receipt of sufficient funds to close or authorization to disburse, then if the transaction has not funded (by wire transfer of the Purchase Price to Seller) on or before 5:00 p.m. Central Time on the Closing Date, Purchaser shall be in default hereunder and the Escrow Agent shall deliver the Earnest Money to Seller.

10.           SELLER’S RIGHT TO CURE.  If on or prior to the Closing Date, Purchaser discovers that any representation or warranty of Seller is untrue or misleading in any material respect or that Seller is in default under this Agreement or that Seller has failed to perform a required covenant (collectively, a “Breach”), then Purchaser shall give Seller notice of such Breach (“Purchaser’s Notice”), or an event that with the passage of time or notice, would be considered a default hereunder; provided, however, Purchaser’s failure to give such notice is not a default by Purchaser.  Upon receipt of Purchaser’s Notice, Seller shall have the right to cure such Breach within ten days after receipt of such notice (or, if earlier, the Closing Date).   If Seller is unable to timely cure the Breach, then Seller shall so notify Purchaser (“Seller’s Notice”).  In the event of such an uncured Breach (regardless of whether Seller’s Notice is delivered), Purchaser can either waive the Breach or, upon notice to Seller and to the Escrow Agent, terminate this Agreement and seek any other remedy to which Purchaser is entitled hereunder.  In such event, the Earnest Money Deposit shall be returned to the Purchaser and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.

11.           DEFAULT BY PURCHASER.  ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT.  IN THE EVENT OF ANY UNCURED DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER MAY, UPON NOTICE TO PURCHASER, TERMINATE THIS AGREEMENT AND RETAIN ALL OF THE EARNEST MONEY AS SELLER’S SOLE AND EXCLUSIVE RIGHT TO DAMAGES OR ANY OTHER REMEDY AND PURCHASER SHALL HAVE NO FURTHER RIGHTS TO PURCHASE THE PROPERTY.  FOR PURPOSES OF THIS SECTION, AN “UNCURED DEFAULT” IS ANY DEFAULT OR BREACH UNDER THIS AGREEMENT THAT IS NOT CURED BY PURCHASER WITHIN TEN (10) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER AND ESCROW AGENT WHICH SPECIFIES DETAILS OF SUCH DEFAULT, EXCEPT FOR THE FAILURE OF PURCHASER TO MAKE WHEN DUE HEREUNDER ANY PAYMENT OF EARNEST MONEY OR OF THE PURCHASE PRICE, OR FAILURE OF PURCHASER TO CLOSE UNDER THIS AGREEMENT ON THE CLOSING DATE FOR ANY REASON

(OTHER THAN A SELLER DEFAULT THAT HAS NOT BEEN CURED WITHIN ANY APPLICABLE CURE PERIOD UNDER THIS AGREEMENT), NONE OF WHICH ARE ELIGIBLE TO BE CURED.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF AN UNCURED DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES.

Seller’s Initials	/s/ GAB	Purchaser’s Initials	/s/ MA

12.        SELLER’S DEFAULT.  IN THE EVENT OF AN UNCURED DEFAULT BY SELLER, PURCHASER’S SOLE REMEDY SHALL BE THE RIGHT TO (A) COLLECT ACTUAL DAMAGES FROM SELLER NOT TO EXCEED $250,000.00 AND THE RETURN OF THE EARNEST MONEY DEPOSIT, AND THIS AGREEMENT SHALL TERMINATE AND EXCEPT AS SPECIFICALLY PROVIDED FOR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO EACH OTHER AT LAW OR IN EQUITY; OR (B) SUE FOR SPECIFIC PERFORMANCE OF ALL OF SELLER’S OBLIGATIONS HEREUNDER (AND SELLER HEREBY ACKNOWLEDGES THAT NO OTHER REMEDY AVAILABLE TO PURCHASER HEREUNDER SHALL BE CONSTRUED OR INTERPRETED AS AN ADEQUATE LEGAL REMEDY THAT WOULD PRECLUDE PURCHASER FROM PURSUING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT).  FOR PURPOSES OF THIS SECTION, AN UNCURED DEFAULT IS ANY DEFAULT OR BREACH UNDER THIS AGREEMENT THAT IS NOT CURED BY SELLER WITHIN TEN (10) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER AND ESCROW AGENT WHICH

SPECIFIES THE DETAILS OF SUCH DEFAULT, EXCEPT FOR THE FAILURE OF SELLER TO CLOSE UNDER THIS AGREEMENT ON THE CLOSING DATE FOR ANY REASON OTHER THAN A PURCHASER DEFAULT THAT HAS NOT BEEN CURED WITHIN ANY APPLICABLE CURE PERIOD UNDER THIS AGREEMENT.

Seller’s Initials	/s/ GAB	Purchaser’s Initials	/s/ MA

13.        (a)              PRORATIONS. Rents actually collected for the calendar month in which the Closing occurs (exclusive of Delinquent Rent, as hereinafter defined, but including prepaid rents covering a period subsequent to Closing); water and other utility charges; fuels; prepaid revenues and expenses covering a period subsequent to Closing (including payments made to Seller arising out of or related to the OPA (defined below), the Redevelopment Plan (defined below) or any affordable housing regulations); real and personal property taxes (“Property Taxes”); and other similar revenue and expense items shall be adjusted ratably as of 11:59 P.M. Pacific Time on the Closing Date (“Proration Date”), and credited or debited to the balance of the cash due at Closing. All regular and supplemental taxes and assessments attributable to the period prior to the Closing Date shall be the responsibility of Seller. All regular and supplemental taxes and assessments attributable to the period after the Closing Date shall be the responsibility of Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data.  With respect to Property Taxes, if Closing occurs before the current fiscal year’s tax bills are available, the proration will be based upon the previous fiscal year’s tax bill and the proration shall be readjusted and settled by Seller and Purchaser within ten (10) business days after such tax bill is issued. If special assessments have been levied against the Property for improvements, then the amount of any installments which are attributable to periods on or prior to the Closing Date shall be paid by the Seller; and the amount of installments which are attributable to periods after the Closing Date shall be paid by the Purchaser.  If any charges, expenses or other items to be prorated hereunder are unavailable on the Closing Date, a readjustment will be made within ten (10) business days following the availability of accurate bills and figures.

(b)           DELINQUENT RENTS.  If, as of the Closing Date, basic rent is in arrears (“Delinquent Rent”), then rents collected by Purchaser shall first be applied to rents currently due to Purchaser and then to Delinquent Rent.  Purchaser shall deliver Seller’s pro rata share within 10 days of Purchaser’s receipt of that Delinquent Rent.  With respect to Delinquent Rent not more than 60 days delinquent as of the Closing Date, Purchaser shall make an attempt to collect same for Seller’s benefit after the Closing in the usual course of the operation of the Property (but Purchaser is not required to incur any expense in the collection effort).  Purchaser’s obligation to remit Delinquent Rent payments to Seller terminates 90 days after the Closing.  Nothing contained herein requires Purchaser to institute any lawsuit or other collection procedure to collect Delinquent Rents, and Seller shall, as of the Closing Date, abandon all efforts to collect Delinquent Rents.

(c)           SECURITY DEPOSITS.  The full amount of the security deposits (and interest thereon if required by law) for the return of which Purchaser or any subsequent owner of the Property could be held accountable or responsible on or after the Closing Date will, at Closing, be paid to Purchaser by Seller and assumed by Purchaser.

This Paragraph 13 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

14.           RECORDING.  This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

15.           ASSIGNMENT.  The Purchaser may not assign its interest in this Agreement without the prior written consent of the Seller.  Notwithstanding the foregoing, Purchaser may, upon notice to Seller within five (5) business days after the Effective Date, assign its rights under this Agreement to (a) any affiliate of Purchaser, or (b) any entity in which Purchaser, or the principals thereof, have control as defined herein, provided that in each instance Purchaser shall remain liable for Purchaser’s obligations under this Agreement.  For purposes of this Paragraph, an “affiliate” means (i) an entity that controls, is controlled by, or is under common control, with the entity in question, (ii) any investment program or any of its affiliates, sponsored by Behringer Harvard Holdings, LLC.   The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.  Except as provided above, any other assignment or transfer of, or attempt to assign or transfer, Purchaser’s interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11.

16.           BROKER. The parties hereto acknowledge that Multi Housing Capital Advisors (“Broker”) is the only real estate broker involved in this transaction.  The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller or FF Properties L.P. or an exclusive broker engaged by an affiliate of Seller as a result of this transaction (collectively, an “Affiliate Broker”).  Seller agrees to pay Broker a commission or fee (“Fee”) pursuant to an agreement between Seller and Broker.  Purchaser agrees to indemnify, defend and hold harmless the Seller and any member, partner or affiliate or parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller’s partner(s), or member(s), or parent or affiliate (each of the above is individually referred to as a “Seller Indemnitee”) from all claims, including attorneys’ fees and costs incurred by a Seller Indemnitee as a result of anyone’s claiming by or through Purchaser any fee, commission or compensation on account of this

Agreement, its negotiation or the sale hereby contemplated other than the Fee payable by Seller to Broker.  Purchaser does now and shall at all times consent to a Seller Indemnitee’s selection of defense counsel.  Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser’s parent or affiliate (each of the above is individually referred to as a “Purchaser Indemnitee”) from all claims, including attorneys’ fees and costs incurred by a Purchaser Indemnitee as a result of anyone’s claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, including (without limitation) any claims by Broker or an Affiliate Broker.  Seller does now and shall at all times consent to a Purchaser Indemnitee’s selection of defense counsel.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Paragraph shall forever survive the Closing and delivery of the Deed or earlier termination of this Agreement.

17.           DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

(a)           Seller has heretofore delivered originals or copies of the following documents to the extent in Seller’s possession or control or otherwise reasonably available to Seller (collectively the “Documents”):

(i)            Copies of the latest construction drawings for the Improvements.

(ii)           Copies of all certificates of occupancy.

(iii)          Copies of any third party environmental and seismic or soils (as applicable) reports relating to the Property.

(iv)          Copies of the most recent real estate and personal property tax bills.

(v)           Copies of all Service Contracts pertaining to the Property and a schedule listing all such Service Contracts.

(vi)          A schedule listing all Personal Property.

(vii)         True, correct and complete copies of any Leases and licenses which are located at the Property for Purchaser’s review.

(viii)        A current rent roll (“Rent Roll”), certified by Seller to be true and correct in all materials respects as of the date thereof.

(ix)           If available, unaudited income and expense statements of operations (hereinafter referred to as the “Financial Statements”) for the Property for the prior calendar year and the latest available current calendar year.

(x)            Such other non-confidential documents as Purchaser may have requested.

(b)           Purchaser and its representatives and consultants have had the opportunity to inspect, test and conduct due diligence at the Property prior to the date of this Agreement.  Accordingly, upon execution of this Agreement, it is deemed that Purchaser (i) has approved the Documents and the condition of the Property, (ii) has acknowledged and agreed that, prior to purchase, Purchaser has been given adequate access to inspect the Property, including the opportunity to conduct invasive testing to discover any patent or latent defects in or on the Property, examine the books and records relating to the Property; conduct interviews or take any other necessary steps to fully and adequately discover any and all latent or patent defects with the Property, (iii) has acknowledged that it has the full and complete knowledge necessary to purchase the Property, or has chosen not to obtain the full and complete knowledge, although provided with the opportunity by Seller, (iv) has conducted, or had the opportunity to conduct, sufficient examination of the building, building envelope, building systems, building grounds, building components and surrounding conditions including but not limited to soils, and (v) has had the opportunity to independently evaluate and investigate whether any or all of such

Natural Hazard Laws affect the Property.   The foregoing acknowledgements (a) shall not be construed to limit the representations and warranties of Seller contained in this Agreement or the Closing Documents, and (b) are subject to the provisions of Paragraphs 3 and 4 hereof pertaining to the Title Commitment and Survey.

Purchaser’s Initials	/s/ MA

(c)           Upon not less than 48 hours notice to the Seller, the Purchaser shall nonetheless have the right to visit and inspect the Property during normal business hours, provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) except if Seller is in breach of its representations and warranties set forth in Paragraph 18(b) of this Agreement, any visitation or inspection of the Property shall be for be for informational purposes only and shall not be or lead to a condition of Purchaser’s obligation to close under this Agreement, and (ii) Purchaser may not conduct or permit to be conducted any physical tests or inspections of the Property of any nature whatsoever without Seller’s prior written consent.  Purchaser shall maintain public liability insurance policies (in an amount of combined single limit coverage of not less than $1,000,000) insuring against claims arising as a result of damage or injury caused by the visitations or inspections of the Property being conducted by Purchaser naming Seller and FF Properties L.P. as additional insureds.  Prior to any visitation or inspections, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies, however, Purchaser’s failure to deliver said certificate of insurance to Seller shall not in any way waive Purchaser’s obligation to maintain said public liability policies in accordance with the terms of the previous sentence.  Purchaser agrees to indemnify, defend, protect and hold Seller, its partners, members, shareholders, affiliates, officers, managers, employees, trustees and beneficiaries, and FF Properties L.P. and the respective successors and assigns of each of the foregoing (“Indemnified Parties”) harmless from any and all loss, costs, including attorneys’ fees, liability or damages which any of the Indemnified Parties may incur or suffer as a result of damage or injury caused by Purchaser’s  or its engineers, architects, employees, contractors and agents presence at the Property or conducting its inspection of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanic’s liens, but specifically excluding any damage or injury caused by: (i) the negligent acts or omissions of Seller or its Indemnified Parties; or (ii) the mere discovery of conditions on the Property.   The right of Purchaser to inspect shall include, subject to the limitations set forth above, the right to inspect the apartment units (collectively, the “Units”); provided, however, in no event shall Purchaser, without being accompanied by a representative of Seller, (i) contact any Tenant of the Property or (ii) enter any Unit whether or not occupied by a Tenant.  Seller shall have the right, at its option, to cause a representative of Seller to be present at all on-site inspections, reviews and examinations conducted hereunder.  Purchaser shall use commercially reasonable efforts to keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential; provided, however, Purchaser’s confidentiality obligations in this sentence shall be further limited by the terms of Paragraph 35 of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Purchaser’s indemnity obligations under this Paragraph shall forever survive the Closing and delivery and recording of the Deed or the earlier termination of this Agreement.

(d)           Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate; that numerous apartment complexes contain mold; water damage, fungi, bacteria and/or other biological growth or biological growth factors; and that the Property may contain mold, water damage, fungi, bacteria, and/or other biological growth or biological growth factors which Purchaser may not have discovered during its inspection of the Property.

Purchaser agrees that in purchasing the Property from the Seller, it is assuming the risk (subject to the representations and warranties of Seller contained in this Agreement and the Closing Documents) that the Property may contain mold, water damage, fungi, bacteria, and/or other biological growth or biological growth factors even as a result of a patent or latent construction defect.

(e)           Purchaser agrees to restore any damage to the Property which may arise as a result of Purchaser’s inspection of the Property.

(f)            Purchaser shall not expressly request any governmental agency, governmental authority, governmental department or governmental employee to inspect any portion of the Property.  Seller acknowledges and agrees, for purposes of this subparagraph (e), that Purchaser will not be deemed to have expressly requested such an inspection if, as a result of Purchaser’s mere request for information from a governmental authority or department, such an inspection is carried out.

18.           SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

(a)           Any reference in this Paragraph 18 or elsewhere in this Agreement to Seller’s knowledge or to the best of Seller’s knowledge shall only mean such actual (and not constructive or imputed) knowledge of Gino Barra, Shannyn Henkel and Stacy Wells, who shall not have any duty to make any inquiry of any kind with respect to such matters.  Seller represents and warrants that the parties listed above are the parties with the most knowledge regarding the representations and warranties in this Paragraph 18.  Any knowledge of Seller’s agents, servants or employees (other than knowledge of Gino Barra, Shannyn Henkel and Stacy Wells) shall not be construed or imputed to Seller or its constituent entities or their owners.

(b)           Subject to the limitations set forth in subparagraph (a) above, Seller hereby makes the following representations, warranties and covenants:

(i)            Seller has not received written notice from any governmental authority that the present use and occupancy of the Property do not conform with applicable building and zoning laws.

(ii)           To Seller’s knowledge, except as may be set forth on the tax bills and the Title Commitment, there are presently no pending, and Seller has received no written notice of, special assessments of any nature with respect to the Property or any part thereof, nor has Seller received any written notice of any special assessments being contemplated.

(iii)          The Rent Roll attached hereto as Exhibit O is true and accurate in all material respects as of the date and time thereof and will be updated and certified as of the Closing Date and, except as set forth in the Leases, no tenant is entitled to any concession, allowance, rebate or refund.

(iv)          Seller has furnished Purchaser with a complete and accurate report of aged rent delinquencies as of the date and time of such report.

(v)           There are no leases, tenancies, licenses, or other rights of occupancy or use for any portion of the Property other than the Service Contracts, and except as set forth in the Rent Roll as of the date and time of such reports.

(vi)          The Leases are valid and in full force and effect, and, except as set forth on the Rent Roll or list of aged rent delinquencies, as of the date and time of such Rent Roll and rent delinquency report, each Tenant is in actual possession of the leased unit or space and is not in default of its obligation to pay rent or other obligations.

(vii)         The Leases made available for review by Purchaser are true and correct copies of the actual Leases in Seller’s possession or control and are the complete written documentation of the agreement between the Seller and each of the Tenants.

(viii)        Except for those claims identified on Exhibit V hereto (if any), no tenant has asserted a claim of which Seller has written notice that could adversely affect the right of landlord to collect rent from the tenant, and no notice of default or breach on the part of landlord under any of the Leases has been received by Seller; provided, however, that claims asserted by any tenant after the Effective Date of this Agreement shall be disclosed to Purchaser, within 2 business days after Seller’s knowledge thereof, pursuant to Paragraph 18 (c)(xii) of this Agreement and shall not be deemed a default by Seller unless Seller fails to disclose the same.

(ix)           Except as set forth on the Rent Roll or any prepaid rent report or delinquency report now or hereafter provided to Purchaser from time to time, no tenant under any Lease has prepaid rent or other charges for more than the current month.  The amount to be paid to or credited to Purchaser at Closing for security deposits will constitute the full amount of the security deposits for the return of which Purchaser or any subsequent owner of the Property could be held accountable or responsible after the Closing Date.

(x)            Seller has not received written notice of any pending litigation, and to Seller’s knowledge, there is no threatened litigation, affecting title to the Property, except as may be set forth on Exhibit P attached hereto, the liability for which shall be retained by Seller subsequent to Closing, and for which Seller agrees to indemnify and hold Purchaser harmless.  The provisions and obligations of this subparagraph (x) shall survive the Closing.

(xi)           There is no pending and, to Seller’s knowledge, no threatened condemnation or similar proceeding affecting the Property.

(xii)          The existing casualty insurance for the Property is for full replacement value.

(xiii)         This Agreement has been duly authorized and executed on behalf of Seller and constitutes a valid and binding agreement, enforceable in accordance with its terms.  Seller has obtained (or will obtain prior to Closing) all consents, releases and permissions and given all required notifications, related to the transactions herein contemplated.

(xiv)        Seller does not have any employees on site at the Property.

(xv)         To Seller’s knowledge, the Financial Statements delivered to Purchaser by Seller are true and correct copies (in all material respects) of the Financial Statements which Seller or its affiliate relies upon for the purposes of operating the Property, reporting to its investors and filing Federal income tax statements.

(xvi)        Seller has all required licenses, permits, authorizations, consents, certificates, and approvals required for operation of the Property by Seller.

(xvii)       The Property is connected with and has water, sewage disposal, telephone, gas and electrical services.

(xviii)      To Seller’s knowledge, all of the books, records, information, data, and other items supplied by Seller to Purchaser, excluding any of the foregoing that have been prepared by third parties, are true and correct in all material respects.

(xix)         There are no unpaid charges, debts, liabilities, claims or obligations arising from the ownership or operation of the Property that could give rise to any mechanic’s or other statutory lien against the Property for which Purchaser would be responsible, except as shown, if at all, on the Title Commitment (which shall be cured by Seller in accordance with this Agreement) or on Exhibit T hereto, in each case, the liability for which shall be retained by Seller subsequent to Closing, and for which Seller agrees to indemnify and hold Purchaser harmless.  The provisions and obligations of this subparagraph (xix) shall survive the Closing.

(xx)          To Seller’s knowledge, the Property is not in violation of any applicable Environmental Law.  Further, to Seller’s knowledge, Seller has not received written notice from any governmental authority that it is in violation of any applicable Environmental Law.

(xxi)         To Seller’s knowledge: (A) there is no active remediation in excess of $25,000 for the occurrence of mold, water damage, fungi, bacteria or other biological growth or biological growth factors at the Property; provided, however, notwithstanding any provision in this Agreement or any Closing Documents to the contrary, new remediation activities in excess of $25,000 for any single occurrence that commence after the Effective Date of this Agreement shall be disclosed to Purchaser pursuant to Paragraph 18(c)(xiii) of this Agreement and shall not be deemed a default by Seller unless Seller fails to disclose the same; and (B) there has been no prior remediation in excess of $25,000 for the occurrence of mold, fungi, bacteria or other biological growth or biological growth factors at the Property.

(xxii)        Attached hereto as Exhibit Q is a list of all current Service Contracts relating to the management, maintenance, leasing or operation of the Property and any Master Agreements that will be terminated at Closing to the extent pertaining to the Property.

(xxiii)       Seller has obtained and properly recorded of record a Release of Construction Covenants and Quitclaim (Certificate of Completion) executed by the CRA pertaining to the Property, in accordance with the OPA (defined below) and the OPA Documents (defined below) (the “Release of Construction Covenants”).

(xxiv)       Seller has received the final certificate of occupancy (the “Final Certificate of Occupancy”) for the Property from the City of Los Angeles.

(xxv)        To Seller’s knowledge, Seller has complied in all material respects with all requirements of the following to the extent they apply to the Property: (A) the Owner Participation Agreement dated as of December, 2001 (as supplemented and amended, the “OPA”), between the CRA and SL NO HO, LLC (“Original Developer”) and (B) all documents arising out of or related to the OPA, including (without limitation) the First Implementation Agreement to Owner Participation Agreement and the Second Implementation to Owner Participation Agreement (collectively, the “OPA Documents”).

(xxvi)       To Seller’s knowledge, there is no outstanding default or breach of the OPA or OPA Documents by Seller or the CRA and there are no facts or circumstances that, with the passage of time or giving of notice or both, will result in a default or breach of the OPA or OPA Documents by Seller or the CRA.

(xxvii)      To Seller’s knowledge, Seller has complied in all material respects with all requirements of the following to the extent they apply to the Property: (A) the Redevelopment Plan for the North Hollywood Redevelopment Project, dated August 15, 1979 and approved on February 21, 1979 (as supplemented and amended, the “Redevelopment Plan”); and (B) all documents arising out of or relating to the Redevelopment Plan (the “Plan Documents”).

(xxviii)     To Seller’s knowledge (a) there is no outstanding default or breach of the Redevelopment Plan or the Plan Documents by Seller or the CRA applicable to the Property, and (b) there are no facts or circumstances that, with the passage of time or giving of notice or both, will result in a default or breach of the Redevelopment Plan or Plan Documents by Seller or the CRA applicable to the Property.

(xxix)       To Seller’s knowledge, Seller has provided Purchaser with true and correct copies of all material documents in Seller’s possession or control relating to the rights and obligations of Seller under the OPA or any other matters materially affecting the Property under the OPA, the Redevelopment Plan or the affordable housing regulations that govern the Property.

(xxx)        To Seller’s knowledge, Seller has complied in all material respects with all requirements of those documents of record reflected by the Title Commitment or hereafter reflected by any update to the Title Commitment (collectively, the “Title Documents”), except that Seller has not caused the filtration units and filter inserts at the Property to be inspected and maintained in accordance with the BMP Maintenance Covenant as set forth more fully in Paragraph 3 of this Agreement, and except as set forth on Exhibit P hereto.

(xxxi)       To Seller’s knowledge, there is no outstanding default or breach of the Title Documents by Seller and there are no facts or circumstances that, with the passage of time or giving of notice or both, will result in a default or breach of the Title Documents by Seller, except as set forth on Exhibit P hereto.

(xxxii)      To Seller’s knowledge, (A) the schedule attached to this Agreement as Exhibit W and incorporated herein by reference discloses all of the payments previously received by Seller in connection with the OPA and the Redevelopment Plan (the “Past Plan Payments”); and (B) the schedule attached to this Agreement as Exhibit W-1 and incorporated herein by reference discloses Housing Subsidy Payments due the owner of the Property calculated by the CRA in accordance with the calculations set forth in Section II of Attachment 8 to the OPA, as amended by the Section 6 of the Second Implementation Agreement dated as of December 12, 2003, and (C) the owner of the Property is eligible to receive repayment of a portion of the HUD Loan attributable to the Property during such owner’s period of ownership as determined in accordance with and subject to the OPA, including Section I.A. of Attachment 8 to the OPA, as amended by Section 22 of the Second Implementation Agreement dated as of December 12, 2003.

(xxxiii)     To Seller’s knowledge, the reports listed on Exhibit R attached hereto are the only environmental, soil and pre-development geotechnical reports in Seller’s possession or control pertaining to the Property; provided, however, Seller makes no representation or warranty that such reports are accurate or complete.

(xxxiv)     To Seller’s knowledge, the reports listed on Exhibit R-1 attached hereto are the only third party property condition assessment reports in Seller’s possession or control for the Property compiled subsequent to the issuance of the certificate of occupancy; provided, however, Seller makes no representation or warranty that such reports are accurate or complete.

(c)           Seller hereby covenants that prior to the Closing:

(i)            At all times from the Effective Date to the Closing Date, Seller shall maintain in force all existing fire and extended coverage insurance policies and comprehensive general liability insurance policies covering the Property.

(ii)           Seller shall operate, lease and manage the Property (or to cause its property manager to do so) in at least the same manner that Seller (or its property manager, as the case may be) has heretofore operated, leased and managed the Property (wear and tear, and casualty excepted).  Seller shall not enter into Leases with a term longer than eighteen (18) months, and at no time will there be more than an aggregate total of fifteen (15) Leases with original terms shorter than six (6) months.  Seller shall not modify, terminate, assign or amend existing Leases or provide new incentives to new or existing tenants that are inconsistent in any material respect with the rent and concession guidelines attached hereto as Exhibit X without Purchaser’s prior written consent, which may be withheld in its commercially reasonable discretion.

(iii)          Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, permit any material structural modifications or additions to the Property.

(iv)          Seller will not remove any Personal Property, unless it is replaced by similar personal property of at least equal value.

(v)           Seller will not enter into any new Service Contracts that are not terminable upon thirty (30) days prior notice, and without premium or penalty, or enter into any contracts related to the Property whereby Seller or an affiliate receives any prepaid or up-front fees.

(vi)          Seller shall deliver updates of the following reports to Purchaser on a weekly basis (except for the reports in (d) and (e) which shall be provided on a monthly basis):

a)             Rent Roll;

b)            aged rent delinquency report;

c)             weekly leasing activity report;

d)            current month and year-to-date operating statements; and

e)             trailing 12-month operating statements in column format.

(vii)         Seller shall deliver to Purchaser, within a reasonable time after receipt thereof, copies of written notices which Seller has received with reference to any pending or threatened litigation affecting the Property.

(viii)        Each apartment unit will contain a working range/oven, refrigerator, dishwasher, garbage disposal, and microwave; provided, however that if any unit does not contain such working items, Seller will provide a credit to Purchaser at the Closing for the amount of the replacement of such nonworking or missing item with a new item of similar quality and utility or, if commercially reasonable to repair such item, the amount of such repair.

(ix)           Each vacant apartment unit in the Property that is vacant five (5) days or more prior to the Closing Date must be in a “made ready” rentable condition on the Closing Date.  To the extent any applicable unit is not in “made ready” rentable condition on the Closing Date, Purchaser will receive a credit against the Purchase Price at Closing in the amount of $750.00 to put the unit in a “made ready” rentable condition; provided, however, Seller shall only be entitled to provide Purchaser with such a credit with respect to five (5) applicable units, and Seller must place all additional units in “made ready” rentable condition as of the Closing Date.

(x)            At Closing, Seller shall (a) terminate the employer/employee relationship of all employees providing services to the Property (b) convert any below market leases to employees who will not be retained by Purchaser or Purchaser’s management company to “market” leases with terms and conditions similar to terms and conditions of non-employee leases that are consistent in all material respects with the terms of new non-employee resident Leases, (c) cause all management agreements covering the Property to be terminated as of the Closing Date, and (d) cooperate with

Purchaser in facilitating any discussions Purchaser or its affiliates may have with all management personnel with respect to the potential hire of the personnel by Purchaser’s affiliated management company.  Additionally, prior to Closing, Seller shall cause the management personnel to cooperate with Purchaser’s management company in the transition of the management of the Property.

(xi)           From the Effective Date through the Closing Date, Seller shall not create any additional encumbrances on the Property, without the prior written consent of Purchaser, to be given or withheld in Purchaser’s sole and absolute discretion.

(xii)          In addition to any claim or notice identified on Exhibit V hereto, Seller will, prior to Closing, but in any event within 2 business days after Seller’s knowledge thereof, notify Purchaser of any claim asserted by a tenant of which Seller has written notice that could adversely affect the right of landlord to collect rent from such tenant, and of any written notice of default or breach on the part of landlord under any of the Leases (collectively, a “Tenant Claim”).

(xiii)         Seller will, prior to Closing, notify Purchaser of any remediation activities with respect to mold, water damage, fungi, bacteria or other biological growth or biological growth factors at the Property.

(xiv)        Seller shall terminate all Master Agreements, to the extent they affect the Property, effective as of the Closing;

(d)           Purchaser’s right to make a claim against Seller for a breach of an indemnity (except for Seller’s indemnity for a brokerage commission), representation, warranty or covenant under this Agreement or the Exhibits attached hereto (“Claim”) shall expire on the one year anniversary of the Closing and delivery of the Deed (“Survival Date”).  As to any Claim, Purchaser must: (i) notify Seller of the existence of the Claim in question (“Claim

Notice”); and (ii) if not otherwise resolved, then Purchaser may, at its option, institute legal proceedings in a court of competent jurisdiction within one (1) year after the Survival Date (“Judicial Proceedings Date”).  Any Claim for which a Claim Notice is not delivered by Purchaser to Seller on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date, then such Claim shall be deemed to have been waived by Purchaser and rendered null and void and of no further force or effect.  Seller’s total liability in the aggregate for all Claims shall not exceed One Million ($1,000,000.00) Dollars.  Seller shall not be liable for any Claim(s) until the aggregate of all Claims exceeds Twenty Thousand ($20,000.00) Dollars.  The terms and limitations placed upon Seller in this Paragraph 18(d) shall apply notwithstanding anything to the contrary in this Agreement.  Fairfield California Housing Fund LLC (“FCHF”) irrevocably and absolutely guarantees to Purchaser the timely payment in full for all amounts due and payable to Purchaser in connection with a Claim (subject to the aggregate limitation on liability of $1,000,000 set forth above).  FCHF represents and warrants that FCHF, as an affiliate of Seller, derives substantial benefit in consideration for the foregoing guaranty.

19.           COMPLIANCE WITH OFAC.

To the best of the knowledge of Purchaser, without any duty to make diligent inquiry, Purchaser represents and warrants that (a) Purchaser is currently in compliance with the regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) (including those named on the OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”)), or other governmental action relating thereto; and (b) Purchaser is not, and will not be, a person with whom Seller is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), H. R. 3152, Public Law 107-56, and the Executive Order and the regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List.  If Purchaser obtains knowledge that Purchaser has become listed on the Lists or has been indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller and in such event, Seller shall have the right to terminate this Contract without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser.  In such event the Earnest Money Deposit shall be returned to Purchaser.

To the best of the knowledge of Seller, without any duty to make diligent inquiry, Seller represents and warrants that (a) Seller is currently in compliance with the regulations of OFAC (including those named on the OFAC’s Specially Designated and Blocked Persons List) and any statute, Executive Order, or other governmental action relating thereto; and (b) Seller is not, and will not be, a person with whom Seller is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), H. R. 3152, Public Law 107-56, and the Executive Order and the regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List. If Seller obtains knowledge that Seller has become listed on the Lists or has been indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser and in such event, Purchaser shall have the right to terminate this Contract without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Seller.  In such event the Earnest Money Deposit shall be returned to Purchaser.

20.           CONDITIONS PRECEDENT TO CLOSING.

(a)           In addition to any conditions provided in other provisions of this Agreement, Purchaser’s obligation to purchase the Property is and shall be conditioned on the following (each a “Closing Condition”):

(i)            That at no time prior to the Closing shall any of the following have been done by or against or with respect to Seller or an affiliate of Seller and, as a result thereof, Seller cannot perform its obligations under this Agreement (collectively, an “Insolvency Event”): (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; or (iii) an assignment for the benefit of creditors.

(ii)           On the Closing Date, there shall not be any uncured Unpermitted Exception or any violation of law, ordinance, order or requirement relating to the Property which is imposed in writing and delivered to Seller by any governmental authority relating to the Property, which is not remedied by Seller.

(iii)          If the transaction contemplated hereby shall require authorization or approval of any governmental agency having jurisdiction, all such authorizations and approvals shall have been obtained and shall be in full force and effect on and as of the Closing Date.  If such authorizations and approvals shall not have been obtained on or prior to the last day for Closing hereinabove provided, the Closing Date may be deferred, at the election of either party, for an additional period of time, not to exceed 30 days, as shall be necessary to obtain any authorizations or approvals not then obtained.

(iv)          There shall be no more than five (5) Tenant Claims, or any number of Tenant Claims in excess of $25,000 in the aggregate, outstanding at Closing that have not been cured by Seller.

(v)           There shall be no active remediation activities at the Property in an amount more than $25,000 for any single occurrence with respect to mold, water damage, fungi, bacteria or other biological growth or biological growth factors at the Property.

(vi)          Occupancy of the apartment units within the Improvements (model units shall be considered unoccupied and units occupied by employees shall be considered occupied for purposes of the occupancy calculation) shall be no less than 85% as of the Closing Date.

(vii)         Schedule B-II exception numbers 15-18 in the Title Commitment shall have been released of record on or before the Closing Date.

(viii)        Seller shall, prior to the Closing Date, (1) have caused the filtration units and filter inserts to be inspected by a licensed third party inspector and an inspection report issued by such inspector indicating that the filtration units and filter inserts referred to in the BMP Maintenance Covenant are in operating condition and not disclosing any corrective actions that must be undertaken pursuant to the protocol set forth in the BMP Maintenance Covenant, unless such corrective actions, if any, have been satisfied prior to the Closing Date, and (2) provide Purchaser with a copy of such inspection report and all maintenance records in connection with the filtration units and filter inserts, pursuant to the BMP Maintenance Covenant.

(b)           Seller’s and Purchaser’s obligation to close under this Agreement are conditioned upon the following (“Additional Closing Conditions”):

(i)            The CRA shall have approved for execution, and executed and delivered to the Escrow Agent for Closing, a Partial Assignment of Owner Participation Agreement and Consent to Assignment (“OPA Assignment”) of the OPA, in substantially the same form as the form attached hereto as Exhibit U, which is hereby approved by Seller and Purchaser, subject to modification as required by the CRA.  Seller and Purchaser covenant and agree to cooperate in good faith to diligently resolve any changes to the OPA Assignment required by the CRA, and Seller further covenants to use best efforts to obtain the approval and execution of the OPA Assignment, in the form attached hereto (as required to be modified by the CRA), by the CRA prior to the Closing Date; and

(ii)           The MTA shall have approved for execution, and executed and delivered to the Escrow Agent for Closing, an assignment and assumption of the Greenways License Agreement (“MTA Licensee Agreement”) between the Seller and Purchaser substantially in the form of Exhibit Y hereto (the “MTA Assignment”), which is substantially the same form as the Assignment and Assumption of the Greenway License Agreement and MTA Consent dated July 1, 2008 between Seller and CRA, a copy of which Seller has provided to Purchaser, and Seller further covenants to use best efforts to obtain the approval and execution of the MTA Assignment by the MTA prior to the Closing Date.

(c)           If there is a failure of a Closing Condition, Purchaser can either (i) waive such failure and close this transaction, or (ii) notify Seller in writing that Purchaser has elected to terminate this Agreement and obtain a return of the Earnest Money Deposit (which notice shall specify the details of such failure); provided, however, that a termination by Purchaser for a failure of a Closing Condition shall not become effective until the time and date scheduled for

Closing, and then only if the Closing Condition shall not have been satisfied by such time and date.  In event of termination for a failure of a Closing Condition, Purchaser shall receive a full refund of the Earnest Money Deposit, and except as may be specifically set forth elsewhere in this Agreement, neither party shall have any further liability hereunder; provided, however, an Insolvency Event shall not be deemed a Seller default under any provision of this Agreement, including without limitation, Paragraph 18(b)(xiii) hereof.

(d)           Notwithstanding any provision hereof to the contrary, if despite the cooperation and good faith efforts of the Seller and Purchaser to satisfy the Additional Closing Conditions, the same have not been satisfied as of the October 15, 2009, then either party may terminate this Agreement by written notice to the other party on or before the October 16, 2009, whereupon the Earnest Money Deposit shall be returned to Purchaser and neither party shall have any further obligations under this Agreement.

(e)           A failure of any Closing Condition or Additional Closing Condition under this Paragraph 20 shall not limit or supersede any remedy to which either party is otherwise entitled under this Agreement, including (without limitation) any remedy for a default or breach.

21.           ENVIRONMENTAL AND OTHER REPORTS.  Seller has delivered to Purchaser at Purchaser’s request the environmental and other reports (the “Reports”) listed on Exhibit R and Exhibit R-1. Except for Seller representations and warranties contained in this Agreement or the Closing Documents, Purchaser hereby releases Seller from any liability whatsoever with respect to the Reports, including, without limitation, the matters set forth in the Reports or the accuracy and/or completeness of the Reports.

22.           ORGANIZATIONAL DOCUMENTS.  At least three (3) business days prior to the Closing Date, Purchaser and Seller will provide Title Insurer with copies of their respective organizational documents as required by Title Insurer.

23.           TIME OF ESSENCE.  Time is of the essence of this Agreement.

24.           NOTICES.  Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

TO SELLER:	Fairfield Residential LLC
5510 Morehouse Drive
Suite 200
San Diego, California 92121
Attn: Gino A. Barra
858/457-2123
858/457-3982 (FAX)
E-mail: gbarra@ffres.com

with a copy to:	Meltzer, Purtill & Stelle LLC
1515 East Woodfield Road
Second Floor
Schaumburg, Illinois 60173-5431
Attn: Michael J. Wolfe
847/330-6052
847/330-1231 (Fax)
E-mail: mwolfe@mpslaw.com

TO PURCHASER:	Behringer Harvard Multifamily OP I LP
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention: Mark Alfieri
469/341-2471
214/655-1610 (FAX)
Email: malfieri@bhfunds.com

with a copy to:	Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201
Attention: Gregg Cleveland
214/855-7537

214/978-4364 (FAX)
Email: gcleveland@munsch.com

subject to the right of either party to designate a different address for itself by notice similarly given.  Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile and confirmation of sending is generated before the close of business (5 p.m. Pacific time), or the next day if sent by facsimile and confirmation is generated after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid.  Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.  Copies of all notices shall be served upon the Escrow Agent.

25.           EXECUTION OF AGREEMENT.  The parties hereto will each execute three (3) copies of this Agreement and forward them to the Escrow Agent.  Seller’s three (3) executed copies of this Agreement will be accompanied with a direction to deliver a fully executed copy of this Agreement to the Purchaser and to the Seller.

26.           GOVERNING LAW.  The provisions of this Agreement shall be governed by the laws of the state in which the Property is located.

27.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28.           COUNTERPARTS.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29.           CAPTIONS.  Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

30.           NON-BUSINESS DAYS.  Whenever action must be taken (including the giving of notice of the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday or federal holiday.

31.           SEVERABILITY.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

32.           NO WAIVER.  No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance.  No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

33.           ATTORNEYS’ FEES.  In the event either party commences legal proceedings against the other party pursuant to any right to do so under this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

34.           TAX DEFERRED EXCHANGE.  Purchaser and Seller may use the Property in connection with a 1031 or 1033 tax deferred exchange (“Exchange”).  The parties agree to cooperate with each other and will execute such documents as may reasonably be required by each other in order to effectuate an Exchange, provided that no later then five (5) business days prior to the Closing Date, the party (“Exchange Party”) seeking to effectuate an Exchange, delivers to the other party (“Cooperating Party”) copies of all of the documents which the Cooperating Party is required to execute in order to effectuate an Exchange.  The Cooperating Party will not assume any liability or cost in connection with an Exchange and the Closing will not be delayed in order to effectuate an Exchange.  Either party’s inability to obtain any benefits for an Exchange under Sections 1031 or 1033 of I.R.C. will not relieve such party of any of its obligations under this Agreement.

35.           CONFIDENTIALITY.  Purchaser and Seller each hereby agree to use commercially reasonable efforts to keep the terms and conditions of this Agreement and any information obtained with reference to the Property, including but not limited to the Reports, confidential, provided that the parties may reveal such information regarding the terms and provisions of this Agreement: (a) as may be necessary in their reasonable discretion to comply with the provisions of this Agreement; (b) in the ordinary course of business; or (c) to parties (or their employees, agents, due diligence analysts or other representatives) from or through whom

Purchaser or its affiliates (as defined in Paragraph 15) are or may receive debt or equity capital or other investment.  Further, Purchaser shall be permitted to disclose such information as may be recommended by Purchaser’s legal counsel in order to comply with all financing, reporting, securities laws and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission.  Notwithstanding anything to the contrary contained herein, any duty of confidentiality set forth in this Agreement shall terminate upon Closing.

36.           RESTRICTION ON CONVERSION OF THE PROPERTY TO CONDOMINIUM.  Purchaser represents that it is purchasing the Property as an apartment rental project and agrees not to convert the Property to condominiums prior to December 31, 2018.  Purchaser acknowledges that Seller is relying on this representation as partial consideration of the Purchase Price, and on the Closing Date will execute the Prohibition Against Condominium Conversion Agreement attached hereto as Exhibit S (the “Condominium Agreement”) which will be recorded in conjunction with the recordation of the Deed.

37.           SURVIVAL OF INDEMNIFICATION.  Notwithstanding anything contained in this Agreement to the contrary, subject to the limitations set forth in Paragraph 18(d) hereof, all of Purchaser’s, Seller’s and FCHF’s indemnity obligations contained in this Agreement and the Exhibits attached hereto shall forever survive the Closing and the delivery and recording of the Deed or the earlier termination of this Agreement.

38.           MISCELLANEOUS PROVISIONS.  This Agreement shall not be construed more strictly against any party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized that each party hereto has contributed substantially and materially to the preparation of this Agreement, and that each party hereto acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other parties hereto in entering into this Agreement.Except as to those obligations which specifically survive the Closing, all of Seller’s other obligations hereunder shall merge with the Deed.

39.           BACK-UP OFFERS.  Seller will discontinue marketing the Property for sale but may accept back-up offers for the Property provided they are subject and subordinate to this Agreement between Purchaser and Seller.

40.           MTA ASSUMPTION OF RISK, RELEASE AND WAIVER.  To the maximum extent allowed by law, Purchaser and any and all successors, heirs and assigns of such Purchaser (individually and collectively, “Releasing Party”) hereby assumes, for the benefit of the Los Angeles County Metropolitan Transportation Authority (the “MTA”) any and all risk of loss, damage or injury of any kind to any person or property (including, without limitation, the improvements located on the Property) and any other property of, or under the control or custody of, the Releasing Party, which is located on or within the Property, resulting from MTA’s normal and customary operation, use, maintenance, repair, restoration or construction of a transit corridor and various modes of transportation on the transit corridor, including without limitation, buses, light rail cars and/or trains (the “Assumed Transit Proximity Risks”) including, without limitation, loss, damage or injury of any kind caused by bus exhaust, bus, light rail cars or train use, noise or, vibration; provided, however, that the foregoing assumption of risk shall not apply to (and the Assumed Transit Proximity Risks shall not include) any claims to the extent of the intentional misconduct or gross negligence of the MTA.  The term “MTA” as used herein shall include: (i) any transit company validly operating buses or trains or other modes of transportation within the transit corridor, (ii) any other persons or companies employed, retained or engaged by MTA for such purpose, and (iii) MTA’s successors and assigns.  Releasing Party, on behalf of itself and its officers, directors, affiliates, employees, agents, independent contractors and subcontractors and anyone directly employed by Releasing Party at the Property or for whose acts at the Property Releasing Party is liable (collectively, “Personnel”), as a material part of the consideration for this Agreement, hereby releases and waives all claims and demands against MTA for any loss, damage or injury of Releasing Party and/or its Personnel arising out of an Assumed Transit Proximity Risk. Without limiting the generality of the foregoing:

THE UNDERSIGNED ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF THIS CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE AGAINST THE RELEASED PARTIES THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Purchaser’s Initials	/s/ MA	Seller’s Initials	/s/ GAB

The provisions of this Paragraph shall forever survive the delivery and recording of the Deed.

41.           NONDISCRIMINATION AND NONSEGREGATION.  Purchaser acknowledges and agrees that there shall be no discrimination against or segregation of, any person, or group of persons on account of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Property, nor shall the Purchaser or any person claiming under or through Purchaser establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land.

42.           RIGHT TO AUDIT.  At Purchaser’s request, at any time before Closing or within three (3) years after Closing, and without cost or expense to Seller, Seller shall provide to Purchaser’s designated independent auditor reasonable access to the books and records of the Property to the extent in Seller’s possession, and all related information in Seller’s possession regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission.  Purchaser agrees to indemnify and hold harmless Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this Paragraph, except to the extent any such claim, damage, loss, or liability arises from Seller’s fraud or intentional misrepresentation.  The provisions of this Paragraph shall survive the Closing or any earlier termination of this Agreement.

43.           PAST PAYMENTS AND FUTURE PAYMENTS.

(a)           Purchaser shall have no liability for nor any right, title or interest in any Past Plan Payments (as defined herein) or any other amounts due Seller under the OPA attributable to the period of Seller’s ownership of the Property, and on and after the Closing Date, Purchaser shall be entitled to all Future Plan Payments (as defined herein) attributable to

Purchaser’s period of ownership of the Property relating to the Property.  Seller shall have no right, title or interest in any Future Plan Payments from and after the Closing Date, nor shall Seller have any liability to Purchaser for any failure by Purchaser to receive any or all of such Future Plan Payments, unless the reason that Purchaser did not receive such Future Plan Payments was also a breach by Seller of a specific representation or warranty under this Agreement.

(b)           Purchaser acknowledges that Seller has not yet received, but expects to receive, payments under the HUD Loan with respect to the tax year July 1, 2008 through June 30, 2009, which Seller anticipates to be approximately $204,849.00 (the “2009 Payments”), which payments are not a Future Plan Payment and is the property of Seller.  In the event that the CRA pays any of the 2009 Payments after the Closing to Purchaser, regardless of whether such payments are more or less than the amounts anticipated by Seller as provided herein, Purchaser shall promptly remit the full amount of same to Seller.  Seller also has not received such payments with respect to the tax year July 1, 2009 through June 30, 2010, which Seller anticipates to be approximately $208,946 (the “2010 Payments”), which payments, upon receipt by either Purchaser or Seller (unless received prior to the Closing Date, then on the Closing Date), are to be prorated as of the Closing Date and the Seller’s prorated amount of the 2010 payments is also not a Future Plan Payment and is the property of Seller. In the event that the CRA pays any of the 2010 Payments after the Closing to Purchaser, Purchaser shall prorate the same as of the Closing Date and promptly remit the prorated amount due Seller to Seller together with back up documentation in support of the prorated amount.  In the event that the CRA pays any of the 2010 Payments after the Closing to Seller, Seller shall prorate the same as of the Closing Date and promptly remit the prorated amount due Purchaser to Purchaser together with back up documentation in support of the prorated amount.

(c)           The CRA annual subsidy payment of $1,988,276.24 for the CRA fiscal year July 1, 2009 - June 30, 2010 (“CRA 2009/10 Payment”) is expected to be paid by CRA on or about September 30, 2009 which payment, upon receipt by either Purchaser or Seller (unless received prior to the Closing Date, then on the Closing Date), is to be prorated between Seller and Purchaser as of the Closing Date. Seller’s prorated amount of the CRA 2009/10 Payment is not a Future Plan Payment and is the property of Seller.  In the event that the CRA pays any of the CRA 2009/10 Payment after the Closing to Purchaser, Purchaser shall prorate the same as of the Closing Date and promptly remit the prorated amount due Seller to Seller together with back up documentation in support of the prorated amount. In the event that the CRA pays any of the CRA 2009/10 Payment after the Closing to Seller, Seller shall prorate the same as of the Closing Date and promptly remit the prorated amount due Purchaser to Purchaser together with back up documentation in support of the prorated amount.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on	PURCHASER:
August 7, 2009.
BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership

	By:	BHMF Inc.,
a Delaware corporation,
its general partner

		By:	/s/ Mark T. Alfieri
		Name:	Mark T. Alfieri
		Title:	Chief Operating Officer

Executed by Seller on August 12, 2009.	SELLER:
SF NO HO LLC,
a California limited liability company

	By:	FF CALIFORNIA HOUSING FUND LLC,
a Delaware limited liability company,
its Manager

		By:	FF PROPERTIES, INC., a Delaware corporation, its Manager

		By:	/s/ Gino A. Barra
Gino A. Barra
Vice President

JOINDER SIGNATURES

Multi Housing Capital Advisors (“Broker”) executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission (“Fee”) due to it as a result of the transaction described in this Agreement is the amount as set forth in the agreement between Broker and Seller.  Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller.  Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

MULTI HOUSING CAPITAL ADVISORS

By:	/s/ Curtis Palmer
Name:	Curtis Palmer
Title:	Principal

Fairfield California Housing Fund LLC, a Delaware limited liability company, joins in the execution of this Agreement solely to acknowledge and consent to its obligation to guaranty of a Claim as set forth in Paragraph 18(d) of this Agreement, and that it is hereby bound to the terms and conditions of Paragraph 18(d) of this Agreement for that purpose.  Fairfield California Housing Fund LLC acknowledges and agrees that it is the owner of a direct or indirect interest in Seller and will materially benefit from the sale of the Property.

Fairfield California Housing Fund LLC,
a Delaware limited liability company

By:	FF California Housing Fund LLC,
a Delaware limited liability company,
Manager

	By:	FF Properties, Inc.,
a Delaware corporation,
its Manager

		By:	/s/ Gino A. Barra

		Name:	Gino A. Barra

		Title:	Vice President

The undersigned agrees to hold and disburse the Earnest Money Deposit in accordance with the terms of this Agreement.

PARTNERS TITLE COMPANY

By:	/s/ Reno Hartfiel
Name:	Reno Harfiel
Title:	Executive Vice President/General Counsel

August 12, 2009.

EXHIBITS

A	-	Legal
B	-	Personal Property
C	-	Intentionally omitted
D	-	Intentionally omitted
E	-	Title Commitment
E-1	-	Purchaser’s Notice
E-2	-	Seller’s Reply
E-3	-	Purchaser’s Revised Notice
E-4	-	Seller’s Response
F	-	Deed
G	-	Bill of Sale
H	-	Assignment and Assumption of Service Contracts
I	-	Assignment and Assumption of Leases and Security Deposits
J	-	Notice to Tenants
K	-	Non-Foreign Affidavit
L	-	Assignment of Intangible Property
M	-	Assignment of Subcontractors’ Guaranties and Warranties
M-1	-	Assignment of Guaranties, Warranties, Permits, Licenses and Approvals
N	-	Intentionally omitted
O	-	Rent Roll
P	-	Litigation
Q	-	Service Contracts
R	-	Environmental, Soil and Pre-Development Geotechnical Reports
R-1	-	Third Party Property Condition Assessment Reports After C/O
S	-	Prohibition Against Condominium Conversion Agreement
T	-	Lien Claims
U	-	Form of OPA Assignment
V	-	Schedule of Tenant Claims or Breaches
W	-	Schedule of Payments from OPA to Seller
W-1	-	Housing Subsidy Payments under OPA
X	-	Rent Guidelines
Y	-	Form of MTA Assignment

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TABLE OF CONTENTS

(continued)

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